EXHIBIT 99.1

Old Line Bancshares, Inc. Reports Record Net Income of $6.1 Million, a 52.63% Increase for the Quarter Ended March 31, 2018

BOWIE, Md., April 17, 2018 (GLOBE NEWSWIRE) -- Old Line Bancshares, Inc. (“Old Line Bancshares” or the “Company”) (Nasdaq:OLBK), the parent company of Old Line Bank, reports net income available to common stockholders increased $2.1 million, or 52.63%, to $6.1 million for the three months ended March 31, 2018, compared to $4.0 million for the three month period ended March 31, 2017.  Earnings were $0.48 per basic and diluted common share for the three months ended March 31, 2018, compared to $0.36 per basic and diluted common share for the three months ended March 31, 2017.  The increase in net income for the first quarter of 2018 as compared to the same 2017 period is primarily the result of a $3.5 million increase in net interest income, partially offset by an increase of $1.5 million in non-interest expense.  In addition, the decline in the income tax rate to 25.04% from 34.25% compared to March 31, 2017 resulted in an increase to net income of approximately $745 thousand.

Net interest income increased during the three months ended March 31, 2018 compared to the same period last year primarily as a result of an increase in net loans held for investment, partially offset by an increase in interest expense.  Non-interest expense increased $1.5 million, or 15.31%, for the three month period ended March 31, 2018 compared to the three month period ended March 31, 2017.  Non-interest expense increased primarily due to increases in salaries and benefits and occupancy expense associated with the additional staff and the new branches that we acquired upon our acquisition of DCB Bancshares, Inc. (“DCBB”), the former parent company of Damascus Community Bank (“DCB”), in July 2017.

Net loans held for investment at March 31, 2018 increased $60.2 million, or 3.55%, compared to December 31, 2017 and $339.5 million, or 23.96%, compared to March 31, 2017.  Total deposits at March 31, 2018 increased by $132.8 million since December 31, 2017, while total assets increased $105.1 million to $2.2 billion at March 31, 2018 from $2.1 billion at December 31, 2017.

James W. Cornelsen, President and Chief Executive Officer of Old Line Bancshares, stated: “I am excited to report the increase in net income and growth in loans and deposits that we achieved during the first quarter while maintaining our outstanding credit metrics. We were able to grow core loan and deposits consistently with our strategic goals.  Further, during the quarter we received all necessary regulatory and stockholder approvals with respect to, followed by the completion on April 13, 2018 of, the acquisition of Bay Bancorp, Inc.  Core conversion related to the merger is slated for June of this year.  We expect to recognize overhead cost savings within the year and are confident in the future growth this business combination will provide, allowing us to deliver improved financial results.  We are enthusiastic about the expansion into the City of Baltimore and Harford and Howard Counties as well as the additional presence in the Baltimore Metropolitan Area and the value the merger will add to our company.”

1st QUARTER HIGHLIGHTS:

  Net loans held for investment increased $60.2 million during the three month period ended March 31, 2018 as a result of organic growth.  Average gross loans increased $338.4 million, or 24.47%, to $1.7 billion during the three month period ended March 31, 2018, from $1.4 billion for the three months ended March 31, 2017.  $192.1 million of the increase in average loans is due to the July 2017 acquisition of DCBB and the remaining $146.3 million increase is due to organic loan growth.
  Nonperforming assets remained consistent at our 10 year historical low of 0.18% of total assets at both March 31, 2018 and December 31, 2017.
  Total yield on interest earning assets increased to 4.52% for the three months ended March 31, 2018, compared to 4.37% for the same period of 2017.
  Return on average assets (“ROAA”) and return on average equity (“ROAE”) were 1.16% and 11.36%, respectively, for the three months ended March 31, 2018, compared to ROAA and ROAE of 0.93% and 9.63%, respectively, for the three months ended March 31, 2017.

  Net income available to common stockholders increased 52.63% to $6.1 million, or $0.48 per basic and diluted share, for the three month period ended March 31, 2018, from $4.0 million, or $0.36 per basic and diluted share, for the first quarter of 2017.

  Total assets increased $105.1 million, or 4.99%, since December 31, 2017.
  Total deposits grew by $132.8 million, or 8.03%, since December 31, 2017.

  We ended the first quarter of 2018 with a book value of $16.74 per common share and a tangible book value of $14.27 per common share compared to $16.61 and $14.10, respectively, at December 31, 2017.

  We maintained appropriate levels of liquidity and by all regulatory measures remained “well capitalized.”

Total assets at March 31, 2018 increased $105.1 million from December 31, 2017 primarily due to increases of $60.2 million in loans held for investment and $52.1 million in cash and cash equivalents, partially offset by a decrease of $8.0 million in investment securities available for sale.  Deposits increased $132.8 million during the three months ended March 31, 2018, of which $120.3 million is attributable to an increase in our non-interest bearing deposits and the remaining $12.5 million, is attributable to an increase in our interest bearing deposits. Deposits at March 31, 2018 included approximately $99.8 million that one commercial customer deposited on March 29, 2018, following the customer’s sale of properties.  The customer has since withdrawn approximately $97.5 million of the $99.8 million deposited on March 29. Excluding this deposit, deposits increased $33.0 million or 2.0% during the three month period ended March 31, 2018.

Average interest earning assets increased $352.7 million for the three month period ended March 31, 2018 compared to the same period of 2017.  The average yield on such assets was 4.52% for the three months ended March 31, 2018 compared to 4.37% for the comparable 2017 period.  The increase in the average yield is primarily the result of higher yields on our investment securities available for sale and on our loans held for investment.  Average interest bearing liabilities increased $215.8 million for the three month period ended March 31, 2018 compared to the same period of 2017.  The average rate paid on such liabilities increased to 1.03% for the three month period ended March 31, 2018 compared to 0.82% for the same period in 2017 due to higher rates paid on both interest bearing deposits and borrowings.

The net interest margin for the three months ended March 31, 2018 increased to 3.76% from 3.74% for the three months ended March 31, 2017.  The net interest margin increased due to an improvement in asset yields in addition to an increase in non-interest bearing deposits as a source of funding.  This increase was partially offset by a reduction in the tax equivalent yield as a result of the tax rate change that was enacted in December 2017 in accordance with the Tax Cut and Jobs Act bill.  The change in the tax rate resulted in a reduction of six basis points in the net interest margin for the three months ended March 31, 2018 as compared to the three month period ended March 31, 2017.

Net interest income increased $3.5 million, or 24.87%, for the three month period ended March 31, 2018 compared to the same period of 2017, primarily due to a $4.3 million increase in loan interest income resulting from increases in both the average balance of and yields on loans, partially offset by an increase in interest expense.  The increase in loan interest income consisted of $2.7 million in interest recognized on acquired DCBB loans and an increase of $1.6 million recognized on organic loans as a result of increases in both the average balance and average yields on such loans.  Interest expense increased due to increases in the both the average balance of and average interest rates on our deposits and borrowings.

The provision for loan losses decreased $46 thousand for the three month period ended March 31, 2018 compared to the same period of 2017 due to an improvement in our asset quality, in particular, a decrease in the balance of our special mention loans, and a slight decrease in our reserves on specific loans.

Non-interest income decreased $60 thousand, or 3.22%, for the three month period ended March 31, 2018 compared to the same period of 2017, primarily as a result of decreases of $212 thousand in income on marketable loans and $98 thousand in gains on disposal of assets, partially offset by increases of $164 thousand in service charges on deposit accounts and $91 thousand in other fees and commissions.  The decrease in income on marketable loans is a result of a decrease in the volume of residential mortgage loans sold in the secondary market compared to the same period of 2017.  The increase in service charges on deposits accounts is the result of increased income on bank debit cards due to the increased deposit base primarily as a result of the DCBB merger.  The increase in other fees and commissions is primarily the result of recoveries of previously charged-off acquired loans and an increase in other loan fees.

Non-interest expense increased $1.5 million, or 15.31%, for the three month period ended March 31, 2018 compared to the same period of 2017, primarily as a result of increases in salaries and benefits, occupancy and equipment, data processing, and OREO expenses.  Salaries and benefits increased $618 thousand primarily as a result of the additional staff, and occupancy and equipment expenses increased $327 thousand primarily as a result of the new branches that we acquired in the DCBB merger.  The $253 thousand increase in data processing expenses resulted from additional customer transactions due to growth as well as new and enhanced products that increased the payments to our core processor.  OREO expenses increased primarily due to a $137 thousand real estate tax payment that we made on one property during the 2018 period.

Old Line Bancshares is the parent company of Old Line Bank, a Maryland chartered commercial bank headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C. Old Line Bank has 39 branches located in its primary market area of the suburban Maryland (Washington, D.C. suburbs, Southern Maryland and Baltimore suburbs) counties of Anne Arundel, Baltimore, Calvert, Carroll, Charles, Harford, Howard, Frederick, Montgomery, Prince George's and St. Mary's, and Baltimore City.  It also targets customers throughout the greater Washington, D.C. and Baltimore metropolitan areas.

Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables, which provide a reconciliation of non-GAAP financial measures to GAAP financial measures.  The Company’s management uses these non-GAAP financial measures, and believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of the Company and provide meaningful comparison to its peers.  Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company.  Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP.

The statements in this press release that are not historical facts, in particular, statements regarding the timing of the recognition of overhead cost savings from the recent merger with Bay Bancorp and the future growth, added value and improved financial results expected from the merger, constitute “forward-looking statements” as defined by Federal securities laws.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  These statements can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “intends,” “may,” “will,” “should,” “anticipates,” “plans” or similar terminology.  Actual results could differ materially from those currently anticipated due to a number of factors, including, but not limited to: Bay Bancorp’s business may not be integrated successfully with ours or such integration may be more difficult, time consuming or costly than expected; expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected timeframe; revenues following the merger may be lower than expected; customer and employee relationships of the former Bay Bank may be disrupted by the merger; deterioration in economic conditions in our target markets or nationally or a return to recessionary conditions; the actions of our competitors and our ability to successfully compete, in particular in new market areas; changes in regulatory requirements and/or restrictive banking legislation that may adversely affect our ability to collect on outstanding loans or otherwise negatively impact our business; and other risks discussed in our annual report on Form 10-K for the year ended December 31, 2017 and that may be discussed in other filings we may make with the U.S. Securities and Exchange Commission.  Forward-looking statements speak only as of the date they are made.  Old Line Bancshares undertakes no obligation to update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made.  For further information regarding risks and uncertainties that could affect forward-looking statements Old Line Bancshares, Inc. may make, please refer to the filings made by Old Line Bancshares with the U.S. Securities and Exchange Commission available at www.sec.gov.

Old Line Bancshares, Inc. & Subsidiaries
Consolidated Balance Sheets

	March 31, 2018	December 31, 2017 (1)	September 30, 2017	June 30, 2017	March 31, 2017
	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
Cash and due from banks	$85,617,226	$33,562,652	$33,063,210	$25,025,269	$27,168,603
Interest bearing accounts	2,687,988	1,354,870	1,017,257	1,136,343	1,144,100
Federal funds sold	200,366	256,589	383,737	302,970	237,294
Total cash and cash equivalents	88,505,580	35,174,111	34,464,204	26,464,582	28,549,997
Investment securities available for sale	210,353,788	218,352,558	213,664,342	198,372,453	199,741,104
Loans held for sale	3,934,086	4,404,294	2,729,060	6,615,208	3,504,268
Loans held for invesment, less allowance for loan losses of $6,257,519
and $5,920,586 for March 31, 2018 and December 31, 2017	1,756,576,833	1,696,361,431	1,666,505,168	1,446,573,249	1,417,086,149
Equity securities at cost	7,782,847	8,977,747	7,277,746	9,972,744	9,335,247
Premises and equipment	40,991,968	41,173,810	42,074,857	36,999,988	36,898,159
Accrued interest receivable	5,310,151	5,476,230	4,946,823	4,144,803	4,044,270
Deferred income taxes	8,547,392	7,317,096	7,774,629	7,323,124	8,897,842
Bank owned life insurance	41,849,569	41,612,496	41,360,871	38,025,982	37,791,491
Annuity plan	5,981,809	5,981,809	-	-	-
Other real estate owned	1,799,598	2,003,998	2,003,998	2,895,893	2,895,893
Goodwill	25,083,675	25,083,675	25,083,675	9,786,357	9,786,357
Core deposit intangible	5,985,657	6,297,970	6,615,238	3,141,162	3,322,519
Other assets	8,008,664	7,396,227	6,738,435	4,001,391	3,933,804
Total assets	$2,210,711,617	$2,105,613,452	$2,061,239,046	$1,794,316,936	$1,765,787,100

Deposits
Non-interest bearing	$572,119,981	$451,803,052	$436,645,881	$366,468,569	$352,742,300
Interest bearing	1,213,584,463	1,201,100,317	1,217,988,749	1,012,960,448	1,016,136,456
Total deposits	1,785,704,444	1,652,903,369	1,654,634,630	1,379,429,017	1,368,878,756
Short term borrowings	161,477,872	192,611,971	152,179,112	203,781,308	191,395,616
Long term borrowings	38,172,653	38,106,930	38,040,618	37,974,308	37,908,290
Accrued interest payable	1,105,830	1,471,954	867,884	1,340,591	782,212
Supplemental executive retirement plan	5,975,159	5,893,255	5,823,391	5,753,527	5,683,663
Income taxes payable	4,182,749	2,157,375	864,260	1,357,159	2,061,127
Other liabilities	3,700,120	4,741,412	5,489,031	3,633,602	3,960,898
Total liabilities	2,000,318,827	1,897,886,266	1,857,898,926	1,633,269,512	1,610,670,562

Stockholders' equity
Common stock	125,667	125,083	124,675	109,561	109,438
Additional paid-in capital	149,691,736	148,882,865	148,351,881	107,333,216	106,956,124
Retained earnings	66,573,919	61,054,487	56,198,108	55,032,717	51,940,050
Accumulated other comprehensive (loss)	(5,998,532)	(2,335,249)	(1,334,544)	(1,428,070)	(3,889,074)
Total stockholders' equity	210,392,790	207,727,186	203,340,120	161,047,424	155,116,538

Total liabilities and stockholders' equity	$2,210,711,617	$2,105,613,452	$2,061,239,046	$1,794,316,936	$1,765,787,100
Shares of basic common stock outstanding	12,566,696	12,508,332	12,467,518	10,956,130	10,943,830

(1) Financial information at December 31, 2017 has been derived from audited financial statements.

Old Line Bancshares, Inc. & Subsidiaries
Consolidated Statements of Income

	Three Months Ended March 31,	Three Months Ended December 31,	Three Months Ended September 30,	Three Months Ended June 30,	Three Months Ended March 31,
	2018	2017	2017	2017	2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income
Loans, including fees	$19,700,762	$18,979,170	$18,022,324	$15,765,250	$15,365,654
Investment securities and other	1,623,577	1,452,644	1,469,478	1,288,521	1,269,680
Total interest income	21,324,339	20,431,814	19,491,802	17,053,771	16,635,334
Interest expense
Deposits	2,306,733	2,146,390	1,926,590	1,706,993	1,541,058
Borrowed funds	1,334,831	1,057,846	1,092,736	1,094,133	932,887
Total interest expense	3,641,564	3,204,236	3,019,326	2,801,126	2,473,945
Net interest income	17,682,775	17,227,578	16,472,476	14,252,645	14,161,389
Provision for loan losses	394,896	100,000	135,701	278,916	440,491
Net interest income after provision for loan losses	17,287,879	17,127,578	16,336,775	13,973,729	13,720,898
Non-interest income
Service charges on deposit accounts	576,584	593,641	542,909	434,272	412,159
Gain on sales or calls of investment securities	-	-	-	19,581	15,677
Earnings on bank owned life insurance	292,936	306,355	297,656	282,100	281,356
Gains (losses) on disposal of assets	14,366	(46,400)	7,469	-	112,594
Gain on sale of loans	-	-	-	94,714	-
Income on marketable loans	418,472	479,588	482,641	726,647	630,930
Other fees and commissions	492,663	465,697	820,696	438,305	402,018
Total non-interest income	1,795,021	1,798,881	2,151,371	1,995,619	1,854,734
Non-interest expense
Salaries & employee benefits	5,485,450	5,267,469	5,365,890	5,050,635	4,867,531
Occupancy & equipment	1,980,401	1,936,420	1,828,593	1,655,270	1,653,413
Data processing	609,639	510,073	443,453	361,546	356,648
Merger and integration	-	-	3,985,514	-	-
Core deposit amortization	312,313	317,268	272,354	181,357	197,901
(Gains) losses on sales of other real estate owned	12,516	-	4,100	-	(17,689)
OREO expense	184,994	45,224	200,959	27,634	27,577
Other operating	2,406,646	2,664,559	2,539,590	2,653,009	2,446,749
Total non-interest expense	10,991,959	10,741,013	14,640,453	9,929,451	9,532,130

Income before income taxes	8,090,941	8,185,446	3,847,693	6,039,897	6,043,502
Income tax expense	2,025,759	2,328,011	1,684,505	2,070,488	2,069,720
Net income available to common stockholders	$6,065,182	$5,857,435	$2,163,188	$3,969,409	$3,973,782
Earnings per basic share	$0.48	$0.47	$0.18	$0.36	$0.36
Earnings per diluted share	$0.48	$0.46	$0.18	$0.36	$0.36
Adjusted per basic share	$-	$-	$0.42	$-	$-
Adjusted per diluted share	$-	$-	$0.42	$-	$-
Dividend per common share	$0.08	$0.08	$0.08	$0.08	$0.08
Average number of basic shares	12,544,266	12,483,692	11,969,536	10,951,464	10,926,181
Average number of dilutive shares	12,743,282	12,696,087	12,172,868	11,165,814	11,139,802
Return on Average Assets	1.16%	1.12%	0.43%	0.89%	0.93%
Return on Average Equity	11.36%	11.09%	4.26%	9.37%	9.63%
Operating Efficiency (1)	56.43%	56.45%	78.52%	61.11%	59.52%

(1) Operating efficiency is derived by dividing non-interest expense by the total of net interest income and non-interest income.

Old Line Bancshares, Inc. & Subsidiaries
Average Balances, Interest and Yields

	3/31/2018		12/31/2017		9/30/2017		6/30/2017		3/31/2017

	Average Balance	Yield/ Rate	Average Balance	Yield/ Rate	Average Balance	Yield/ Rate	Average Balance	Yield/ Rate	Average Balance	Yield/ Rate
Assets:
Int. Bearing Deposits	$2,003,369	1.47%	$1,751,234	1.30%	$2,388,171	1.25%	$1,474,693	1.19%	$1,398,540	1.01%
Investment Securities (2)	229,456,764	3.15%	225,504,844	3.04%	223,733,565	3.07%	213,284,562	2.88%	215,900,619	2.86%
Loans	1,720,721,476	4.69%	1,674,725,155	4.56%	1,600,429,497	4.54%	1,439,841,120	4.47%	1,382,343,824	4.58%
Allowance for Loan Losses	(5,973,556)		(5,893,906)		(5,956,956)		(5,780,277)		(6,132,653)
Total Loans
Net of allowance	1,714,747,920	4.70%	1,668,831,249	4.58%	1,594,472,541	4.56%	1,434,060,843	4.49%	1,376,211,171	4.61%
Total interest-earning assets	1,946,208,053	4.52%	1,896,087,327	4.39%	1,820,594,277	4.37%	1,648,820,098	4.28%	1,593,510,330	4.37%
Noninterest bearing cash	36,844,268		36,504,676		38,671,275		29,113,718		28,795,542
Goodwill and Intangibles	31,272,865		31,587,482		26,317,526		13,045,098		13,238,624
Premises and Equipment	41,088,624		41,956,286		40,923,913		37,054,746		35,256,270
Other Assets	69,837,318		63,412,181		67,286,798		62,896,269		65,100,801
Total Assets	$2,125,251,128		$2,069,547,952		$1,993,793,789		$1,790,929,929		$1,735,901,567

Liabilities and Stockholders' Equity

Interest-bearing Deposits	$1,200,931,980	0.78%	$1,209,362,167	0.70%	$1,142,438,456	0.67%	$1,010,826,579	0.68%	$988,719,394	0.63%
Borrowed Funds	235,924,800	2.29%	186,472,353	2.25%	207,268,687	2.09%	241,256,198	1.82%	232,287,588	1.63%
Total interest-bearing liabilities	1,436,856,780	1.03%	1,395,834,520	0.91%	1,349,707,143	0.89%	1,252,082,777	0.90%	1,221,006,982	0.82%
Noninterest bearing deposits	457,850,993		450,655,820		430,325,956		357,709,853		336,645,712
	1,894,707,773		1,846,490,340		1,780,033,099		1,609,792,630		1,557,652,694

Other Liabilities	13,931,983		13,450,844		12,465,862		11,261,452		10,884,384
Stockholder's Equity	216,611,372		209,606,768		201,294,828		169,875,847		167,364,489
Total Liabilities and Stockholder's Equity	$2,125,251,128		$2,069,547,952		$1,993,793,789		$1,790,929,929		$1,735,901,567

Net interest spread		3.49%		3.48%		3.48%		3.38%		3.54%
Net interest income and Net interest margin(1)	$18,033,758	3.76%	$17,793,020	3.72%	$17,025,836	3.71%	$14,783,859	3.60%	$14,677,622	3.74%

(1)  Interest revenue is presented on a fully taxable equivalent (FTE) basis.  The FTE basis adjusts for the tax favored status of these types of assets.  Management believes providing this information on a FTE basis provides investors with a more accurate picture of our net interest spread and net interest income and we believe it to be the preferred industry measurement of these calculations.

(2)  Available for sale investment securities are presented at amortized cost.

The accretion of the fair value adjustments resulted in a positive impact in the yield on loans for the three months ended March 31, 2018 and 2017.    Fair value accretion for the current quarter and prior four quarters are as follows:

	3/31/2018		12/31/2017		9/30/2017		6/30/2017		3/31/2017
	Fair Value Accretion Dollars	% Impact on Net Interest Margin	Fair Value Accretion Dollars	% Impact on Net Interest Margin	Fair Value Accretion Dollars	% Impact on Net Interest Margin	Fair Value Accretion Dollars	% Impact on Net Interest Margin	Fair Value Accretion Dollars	% Impact on Net Interest Margin
Commercial loans (1)	$47,705	0.01%	$43,318	0.01%	$28,420	0.01%	$(6,028)	(0.00)%	$9,727	0.00%
Mortgage loans (1)	78,188	0.02	(10,675)	(0.00)	159,941	0.03	302,687	0.07	285,482	0.07
Consumer loans	97,544	0.02	106,269	0.02	57,514	0.01	5,038	0.00	5,277	0.00
Interest bearing deposits	80,886	0.02	95,755	0.02	88,766	0.02	29,538	0.01	35,036	0.01
Total Fair Value Accretion	$304,323	0.07%	$234,667	0.05%	$334,641	0.07%	$331,235	0.08%	$335,522	0.08%

(1) Negative accretion on commercial and mortgage loans is due to the early payoff of loans which caused a reduction in fair value income on acquired loan portfolio.

Below is a reconciliation of the fully tax equivalent adjustments and the GAAP basis information presented in this release:

	3/31/2018		12/31/2017		9/30/2017		6/30/2017		3/31/2017
	Net Interest Income	Yield	Net Interest Income	Yield	Net Interest Income	Yield	Net Interest Income	Yield	Net Interest Income	Yield
GAAP net interest income	$17,682,775	3.68%	$17,227,578	3.60%	$16,472,476	3.59%	$14,252,645	3.47%	$14,161,389	3.60%
Tax equivalent adjustment
Federal funds sold	36	0.00	31	0.00	177	0.00	25	0.00	11	0.00
Investment securities	160,911	0.04	275,685	0.06	267,376	0.06	245,539	0.06	255,220	0.07
Loans	190,036	0.04	289,726	0.06	285,807	0.06	285,650	0.07	261,002	0.07
Total tax equivalent adjustment	350,983	0.08	565,442	0.12	553,360	0.12	531,214	0.13	516,233	0.14
Tax equivalent interest yield	$18,033,758	3.76%	$17,793,020	3.72%	$17,025,836	3.71%	$14,783,859	3.60%	$14,677,622	3.74%

Old Line Bancshares, Inc. & Subsidiaries
Selected Loan Information
(Dollars in thousands)
	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017

Legacy Loans(1)
Period End Loan Balance	$1,434,375	$1,354,573	$1,304,530	$1,285,819	$1,241,666
Deferred Costs	2,374	2,013	1,807	1,679	1,520
Accruing	1,433,907	1,352,407	1,299,139	1,279,091	1,236,642
Non-accrual	468	474	686	659	660
Accruing 30-89 days past due	4,587	1,692	4,705	6,050	4,191
Accruing 90 or more days past due	-	-	-	19	174
Allowance for loan losses	6,075	5,739	5,634	5,807	5,504
Other real estate owned	425	425	425	747	747
Net charge offs (recoveries)	2	(2)	198	(21)	1,029

Acquired Loans(2)
Period End Loan Balance	$326,085	$345,696	$365,984	$164,986	$179,509
Accruing	324,787	338,914	360,858	160,608	174,925
Non-accrual(3)	1,298	1,291	1,214	1,237	466
Accruing 30-89 days past due	4,932	5,375	3,900	3,138	4,118
Accruing 90 or more days past due	330	116	107	3	-
Allowance for loan losses	182	182	182	105	106
Other real estate owned	1,375	1,579	1,579	2,149	2,149
Net charge offs (recoveries)	(60)	(2)	33	(2)	(3)

Allowance for loan losses as % of held for investment loans	0.36%	0.35%	0.35%	0.41%	0.39%
Allowance for loan losses as % of legacy held for investment loans	0.42%	0.42%	0.43%	0.45%	0.44%
Allowance for loan losses as % of acquired held for investment loans	0.06%	0.05%	0.05%	0.06%	0.06%
Total non-performing loans as a % of held for investment loans	0.12%	0.11%	0.12%	0.13%	0.13%
Total non-performing assets as a % of total assets	0.18%	0.18%	0.19%	0.27%	0.24%

(1)  Legacy loans represent total loans excluding loans acquired on April 1, 2011, May 10, 2013, December 4, 2015 and July 28, 2017.
(2)  Acquired loans represent all loans acquired on April 1, 2011 from Maryland Bank & Trust Company, N.A., on May 10, 2013 from The Washington Savings Bank, on December 4, 2015 from Regal Bank & Trust and on July 28, 2017 for DCB.  We originally recorded these loans at fair value upon acquisition.
(3)  These loans are loans that are considered non-accrual because they are not paying in conformance with the original contractual agreement.

OLD LINE BANCSHARES, INC.
CONTACT: ELISE HUBBARD
CHIEF FINANCIAL OFFICER
(301) 430-2560